Exhibit 21.5



                                  AGREEMENT

         THIS AGREEMENT made this 25 day of November, 2002, by and between Choice Waste System Holdings, Inc., a Florida corporation in good standing, hereinafter referred to as "Choice", and Choice Sanitary Services of Florida, Inc., a Florida corporation in good standing, Steven K. Taylor, Chad G. Taylor, James A. Taylor and Kyle L. White, hereinafter collectively referred to as "Taylor", for and in consideration of the mutual covenants contained herein and the sum of Ten ($10.00) dollars, receipt of which is acknowledged:

1. Taylor's interest in Choice Sanitary Services of Florida, Inc., has a collective value of $70,000.00.

2. Choice shall issue shares of stock to Taylor at the rate of $2.25 per share in order to repay Taylor the $70,000.00 worth of value owned by Taylor in Choice Sanitary Services of Florida, Inc.

3. Taylor's shares of stock shall be divided between Taylor: 10% to James A-Taylor, then 5% to Steven K. Taylor, 5% to Chad G. Taylor and 5% to Kyle L. White.

4. The purpose of this Agreement is to provide for an appropriate equalization and recognition of value of the capital investment held by Taylor in Choice Sanitary Services of Florida, Inc.

5. This Agreement shall augment
that certain Stock Purchase Agreement entered into by and between Taylor and Choice dated 11/19/02 , such that Taylor will be receiving a share for share trade of the stock in Choice Sanitary Services of Florida, Inc., for Choice and Taylor will receive additional stock from Choice representing the value of their investment in Choice Sanitary Services of Florida, Inc.

6. The issuance of stock shall be simultaneous with execution of this Agreement.

7. The foregoing terms and conditions constitute the entire Agreement by and between the parties hereto. Any representations not contained herein shall be of no force or effect and shall be null and void.

      WHEREFORE, the parties hereto have hereunder set forth their hand and seals on the day and date first above-written.


Choice Sanitary Services of Florida, Inc.    Choice Waste System Holdings, Inc.


BY: /s/ Will Cowdell                                     BY: /s/ Will Cowdell
    ------------------                                     ----------------
      Will Cowdell                                              Will Cowdell
      President                                                 President



/s/ James A. Taylor                                      /s/ Steven K. Taylor
-------------------                                       --------------------
James A. Taylor                                             Steven K. Taylor


/s/ Kyle L. White                                          /s/ Chad G. Taylor
-----------------                                        --------------------
Kyle L. White                                                 Chad G. Taylor

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